Exhibit 10.36

Spousal Consent Letter

I, LIN Congyu ( ) (ID Card No.: ***), spouse of YANG Xianghua ( ) (ID Card No.: ***), hereby issue this consent letter unconditionally and irrevocably with respect to the shares held by YANG Xianghua in Beijing iQIYI Cinema Management Co., Ltd. (the “Cinema Company”) as follows:

I understand that:

(1)	All the shares held by YANG Xianghua in the Cinema Company shall be disposed of according to the Exclusive Share Purchase Agreement entered into by and between Yang Xianghua and Beijing iQIYI New Media Science and Technology Co., Ltd. (“WFOE”) on July 27, 2017, and the shares are under control by WFOE and/or its subsidiaries through a series of agreements;

(2)	Yang Xianghua and WFOE executed the Loan Agreement on July 27, 2017, the entire loan WFOE provides to YANG Xianghua pursuant to the Loan Agreement will be used by YANG Xianghua to pay for the amount of contribution;

(3)	All the shares Yang Xianghua holds in the Cinema Company will be disposed of pursuant to the Share Pledge Agreement executed by Yang Xianghua, WFOE and the Cinema Company on July 27, 2017;

(4)	All the shares Yang Xianghua holds in the Cinema Company will be disposed of pursuant to the Exclusive Management Consulting and Business Cooperation Agreement executed by Yang Xianghua, WFOE and the Cinema Company on July 27, 2017;

(5)	All the shares Yang Xianghua holds in the Cinema Company will be disposed of pursuant to the Power of Attorney issued by Yang Xianghua to WFOE on July 27, 2017.

I confirm that I know and agree with Yang Xianghua’s execution of the abovementioned Exclusive Share Purchase Agreement, Loan Agreement, Share Pledge Agreement, Exclusive Management Consulting and Business Cooperation Agreement, and Power of Attorney (collectively referred to as “Transaction Documents” hereinafter), and his disposal of the relevant shares in the Cinema Company pursuant to the provisions of the Transaction Documents. I will not, at any time, take conduct any act to interfere with the disposal of the abovementioned shares or claim any right or interest over them, including but not limited to claiming that the abovementioned shares in the Cinema Company belong to the matrimonial community property jointly owned by me and YANG Xianghua. I further confirm that, my separate authorization and consent are not needed for YANG Xianghua’s performance of the abovementioned Transaction Documents and further amendment or termination of any of the Transaction Documents.

I undertake to execute all the necessary documents, and conduct all the necessary acts, to ensure the proper performance of the Transaction Documents (as amended from time to time).

I hereby further acknowledge, confirm and unconditionally and irrevocably agree that, if the marital relation between YANG Xianghua and me is dissolved, then (1) to the extent permitted by applicable laws, the shares Yang Xianghua holds in the Cinema Company is personal property of exclusive nature and such property shall not be determined as the matrimonial community property and shall not be divided; (2) in the event that the first provision of this paragraph contravenes applicable laws and I acquire any of the abovementioned shares (“Spousal Interests”) in the form of matrimonial community property or other matrimonial property rights, YANG Xianghua shall be entitled to purchase from me the shares in whole or in part (“Special Option”). A written notice shall be delivered to me when exercising the Special Option (“Exercise Notice”). The Exercise Notice shall state the fair value of the Spousal Interests to be purchased. If I object the fair value of the Spousal Interests stated in the Exercise Notice, I shall inform YANG Xianghua in writing on the same date I receive the Exercise Notice. In the case I send a written notice, the fair value of such Spousal Interests shall be determined by a qualified appraiser jointly selected by YANG Xianghua and me. In the event that YANG Xianghua and I fail to reach an agreement on selection of the appraiser within ten (10) days after the execution date of the Exercise Notice, the two parties shall each select a qualified appraiser and the two appraisers shall a qualified third-party appraiser to determine the final fair value. The costs of the appraisers shall be borne by me. The closing shall occur on the tenth (10th) day after the appraisal completes.

I agree and undertake that, in the event I acquire any share in the Cinema Company for whatever reason (including reasons such as that YANG Xianghua does not exercise the Special Option), I shall be subject to the restrictions by the Transaction Documents (as amended from time to time) and shall comply with the obligations of a shareholder of the Cinema Company under the Transaction Documents (as amended from time to time). For this purpose, once WFOE requests, I will execute a series of documents of which the formats and contents are fundamentally the same as the Transaction Documents (as amended from time to time).

I further agree and undertake that, I will not in any circumstance conduct any act, bring any claim or initiate any litigation for any purpose in conflict with the arrangements above, whether directly or indirectly, and whether actively or passively.

This Spousal Consent Letter is governed by and interpreted according to the laws of PRC, and the principles in conflicts of laws shall not be considered. I hereby agree to keep confidential the existence and content of this Spousal Content Letter. I acknowledge that I have been advised to engage an independent consultant for preparation of this Spousal Consent Letter and have expressly rejected that advice.

Signature:	/s/ Lin Congyu

July 27th, 2017

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